Exhibit 99.1

THE HERSHEY COMPANY ANNOUNCES RENEWAL OF STOCK
PURCHASE  AGREEMENT WITH HERSHEY TRUST COMPANY

HERSHEY, Pa., July 28, 2006 — The Hershey Company (NYSE:HSY) and Hershey Trust Company, as trustee for the Milton Hershey School Trust, announced today that they have entered into an agreement under which the School Trust intends to continue to participate on a proportional basis in the Company’s Common Stock repurchase program. This agreement will take effect July 31, 2006, and expire February 2, 2007. This agreement is a renewal of an existing agreement which began January 30, 2006, and will expire July 31, 2006. The terms of the agreement are described in a Form 8-K to be filed today with the SEC.

The Company’s Board of Directors approved the repurchase of $500 million of its Common Stock in December 2005, of which approximately $245 million was utilized in the first half of this year. The Company expects to complete this authorization by the end of 2006.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to implement improvements to and reduce costs associated with our supply chain; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2005.

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Media Contact	Kirk Saville	717-534-7641
Financial Contact:	Mark Pogharian	717-534-7556